                                                            Exhibit 4.2

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Heller, Ehrman, White & McAuliffe
44 Montgomery Street
San Francisco, California 94104

Attention:  Virginia Lim, Esq.


                         CERTIFICATE OF LIMITED PARTNERSHIP
                         ----------------------------------

     WE, THE UNDERSIGNED, ALZA DEVELOPMENT CORPORATION ("General Partner") and MARY M. ROENSCH ("Initial Limited Partner") desire to form a limited partnership (the "Partnership") pursuant to the California Uniform Limited Partnership Act, and do hereby certify in accordance with the provisions of California Corporations Code Section 15502(1)(a) that:

                                        I

     The name of the Partnership is ALZA TTS RESEARCH PARTNERS, LTD.

                                        II

     The character of the business is to develop, obtain regulatory approval for, license, manufacture and market pharmaceutical products combining transdermal therapeutic systems technology with selected drug compounds.

                                       III

     The location of the principal place of business of the Partnership initially shall be 950 Page Mill Road,

Palo Alto, California 94304, and thereafter such other place or places as the General Partner may from time to time determine.

                                        IV

     The class, name and place of residence of each partner ("Partner") of the Partnership is set forth on Schedule A attached hereto and incorporated herein by this reference. The Partnership shall have two classes of limited partners ("Limited Partners"): Class A Limited Partners and a Class B Limited Partner.

                                        V

     The Partnership shall continue until January 31, 2004 unless sooner terminated upon the occurrence of any one or more of the following events:

     (a) the resignation, removal, withdrawal or bankruptcy of the General Partner, unless the Limited Partners elect, within 90 days thereafter, to carry on the business of the Partnership and elect a successor General Partner by the affirmative vote or written consent of a majority of the Partnership Capital Percentages of the Limited Partners;

     (b) the affirmative vote or written consent of a majority of the Partnership Capital Percentages of the Limited Partners voluntarily to dissolve the Partnership, but only after all of the capital contributions of the Partners, and any interest or other income earned on temporary investments thereof, have been expended;

     (c) the sale (by means other than entering into of one or more license agreements) by the Partnership of all or substantially all of its assets; or

     (d) the Partnership is terminated by operation of law or judicial decree.

     "Partnership Capital Percentage" is the proportion that the amount of each Partner's Capital Contribution (the amount each Partner has agreed to contribute to the capital of the Partnership) bears to the total of all Partners' Agreed Capital Contributions.

                                       VI

     The amount of cash contributed by each Partner is set forth on Schedule
A. The General Partner is authorized to admit additional Class A Limited Partners and a Class B Limited Partner (see Article XI below) and shall prepare an amended Schedule A which sets forth the name, address and capital contribution of each Partner.

                                       VII

     The General Partner may not require any Limited Partner to make additional contributions to the capital of the Partnership.

                                       VIII

     The contribution of the Initial Class A Limited Partner shall be returned to her without interest or deduction on the date of the admission of any additional Class A Limited Partner, and her interest in the Partnership thereupon shall be terminated. The capital contribution of all other Limited Partners shall be returned only upon the dissolution of the Partnership.

                                       IX

     Net losses of the Partnership will be allocated as follows:

     (i) first, 99% to the Class A Limited Partners in proportion to their respective Partnership Capital Percentages as set forth from time to time on Schedule A (provided however, that no such allocation shall reduce their respective capital accounts below zero) and one percent to the General Partner;

     (ii) then, if the capital accounts of all of the Class A Limited Partners have been reduced to zero, 99% to the Class B Limited Partner (provided however, that no such allocation shall reduce its capital account below zero), and one percent to the General Partner; and

     (iii) thereafter, if the capital account of the Class B Limited Partner has been reduced to zero, 100% to the General Partner.

Net income of the Partnership will be allocated to the Partners to the extent of, in proportion to and in the inverse order of net losses previously allocated; thereafter, to the Partners in proportion to their respective Partnership Capital Percentages.

     As soon as practicable after the close of each calendar quarter, the General Partner shall distribute Excess Cash to the Partners in proportion to their respective Partnership Capital Percentages. "Excess Cash" is defined as all cash funds received by the Partnership in such quarter (other than funds received as capital contributions and interest or other income earned on temporary investments thereof) less the sum of all amounts expended during such quarter by the General Partner in the conduct of the Partnership's business and such working capital or other reserves or amounts that the General Partner determines in its sole discretion are necessary or appropriate for Partnership operations and obligations.

     Upon any dissolution or termination of the Partnership, the proceeds from the sale of assets available for distribution to the Partners shall be distributed in accordance with Section 9.1 of the Agreement of Limited Partnership, which provides, in part, as follows:

     9.1 WINDING UP THE PARTNERSHIP. If the Partnership terminates, the Partnership immediately shall commence to wind up its affairs. The assets of the Partnership shall be applied in the following order:

          (a) Payment to creditors of the Partnership, other than Partners, in the order of priority provided by law. In the discretion of the General Partner, reserves may be established to meet any contingent obligations or liabilities and, if and when such contingencies shall cease to exist, any remaining assets in such reserves shall be distributed as provided in this Section 9.1.

          (b) Payment to each Limited Partner of any credit balance in such Limited Partner's Capital Account.

          (c) Payment to the General Partner of any credit balance in its Capital Account or payment to the Limited Partners, in proportion to their Partnership Capital Percentages, of the total amount of any debit balance in the General Partner's Capital Account.

          (d) Payment to the Partners of any remaining assets in proportion to their respective Partnership Capital Percentages.


                                       X

     The right of a Limited Partner to substitute an assignee in his place and the terms and conditions of such substitution are set forth in Article 6 of the Agreement of Limited Partnership, the applicable sections of which provide as follows:

     6.1 TRANSFER OF INTERESTS. The Partnership Interest of a Partner shall not be sold, assigned, transferred or encumbered, except as provided in this Agreement. A Partner's "Interest" shall refer to the entire ownership interest of the Partner in the Partnership, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms hereof. Any purported transfer or assignment made other than in accordance with this Agreement shall be null and void and of no force and effect, at the option of the General Partner. No transfer or assignment to a minor (except in trust or pursuant to the Uniform Gifts to Minors Act) shall be effective.

     6.2 DEATH OR INCOMPETENCE OF CLASS A LIMITED PARTNER. Subject to the provisions of Sections 6.4 and 6.5 and the General Partner's option described in Article 7, the personal representative or other successor of a deceased or incompetent Class A Limited Partner shall succeed to the Interest of a Class A Limited Partner after such representative or successor shall have submitted to the General Partner certified copies of court orders, or other evidence satisfactory to the General Partner, establishing such incompetence or death and the authority of such personal representative or successor; however, such representative or successor shall not become a substituted Limited Partner without the consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner.

     6.3  SALE OR TRANSFER OF INTEREST OF A LIMITED PARTNER.

          (a) Subject to any restrictions on transferability required by law, the provisions of Sections 6.4 and 6.5 hereof and the General Partner's option described in Article 7 hereof, any Limited Partner may assign or otherwise transfer such Limited Partner's Interest in the Partnership, provided:

               (i) the transfer of a Class A Limited Partner's Interest is in an increment of $5,000 of Agreed Capital Contribution, and the transfer by the Class B Limited Partner is of its entire Interest;

              (ii) with respect to a Class A Limited Partner's Interest, the assignee or transferee meets all requirements set forth in the Prospectus applicable to additional Class A Limited Partners;

             (iii) the General Partner consents in writing to such assignment or transfer, which consent shall be withheld and may only be withheld if such assignment or transfer (a) does not satisfy subparagraph
     (ii) above, (b) would jeopardize the status of the Partnership for federal income tax purposes, or (c) would violate, or cause the Partnership to violate, any applicable law or governmental rule or regulation, including without limitation, any applicable federal or state securities law;

              (iv) if requested by the General Partner, an opinion from counsel for the Partnership is delivered to the General Partner stating that, in the opinion of such counsel, such transfer or assignment will not violate or cause the Partnership to violate, any applicable law or governmental rule or regulation including, without limitation, any applicable federal or state securities law;

               (v) the full Agreed Capital Contribution of the assignor or transferor has been paid; and

              (vi) prior to the transfer or assignment, the assignor or transferor reimburses the General Partner and the Partnership for their expenses, including attorneys' fees, incurred in connection with the transfer or assignment.

In the event of any such assignment or transfer, such Limited Partner's assignee or transferee shall be allocated the same percentage of net income and net losses that the transferring Limited Partner would have been allocated had no such assignment or transfer been made; however, such assignee or transferee shall not become a substituted Limited Partner without the consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner.

          (b) Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and any Limited Partner who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding of any kind whatsoever, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to state facts made or omitted to be made by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an Interest in the Partnership, or the admission of a substituted Limited Partner to the Partnership, against expenses for which the Partnership, the General Partner or any such Limited Partner has not otherwise been reimbursed including, without limitation, reasonable attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the action, suit or proceeding.

     6.4 ASSIGNEE OR TRANSFEREE BOUND BY THIS AGREEMENT. The assignee or transferee of any Limited Partner's Interest shall be subject to all the terms, conditions, restrictions and obligations of this Agreement. No transfer or assignment shall be recognized until and unless the transferee or assignee shall have so acknowledged in writing to the General Partner in a manner and form reasonably satisfactory to the General Partner.

     6.5 EFFECTIVE DATE OF TRANSFER. Any assignment which is permitted hereunder shall be effective as of the close of the calendar month during which all required documentation is received by the General Partner. In addition to the conditions set forth above, an assignee, transferee, heir or legatee of a Limited Partner (to the extent of the Interest acquired from the Limited Partner) shall become a substituted Limited Partner as that term is used in the Act only upon the consent of the General Partner and upon the recording of an amended Certificate of Limited Partnership, if required under the Act.

                                       XI

     The General Partner may admit additional Class A Limited Partners if, after the admission of such additional Class A Limited Partners, the aggregate contribution of all of the Class A Limited Partners (excluding the Initial Class A Limited Partner) would not be less than $12,000,000 or more than $16,000,000. Each additional Class A Limited Partner must make a minimum capital contribution of $5,000.

     The General Partner may admit one Class B Limited Partner who will make an Agreed Capital Contribution of $750,000 to the Partnership.

     The General Partner has an option, beginning on January 1, 1987 and expiring ninety days after the dissolution of the Partnership, to purchase the Partnership interests of all of the Limited Partners as a group. The General Partner shall pay, upon exercise of the option, a purchase price calculated as follows:

    7.4  PURCHASE PRICE; PAYMENT.

    If the Agreed Capital Contributions of all Limited Partners are $16,750,000, the aggregate purchase price for the Limited Partners' Interests will be as follows:

     If Exercised During                     Lump Sum Payment
     -------------------                     ----------------
     calendar year 1987                         $ 60,000,000
     calendar year 1988                         $ 90,000,000
     calendar year 1989 and thereafter          $120,000,000

less, in each case, an amount equal to all Excess Cash distributed to the Limited Partners by the Partnership; provided, however, that the lump sum payment to be made by the General Partner upon any exercise after December 31, 1989 shall in no event be less than $50,000,000. Notwithstanding the foregoing, if the Agreed Capital Contributions of all Limited Partners are less than $16,750,000, each of the amounts set forth above shall be reduced proportionately. On the Closing Date, the General Partner will forward to each Limited Partner, by check, in United States dollars, such Limited Partner's proportionate share of the purchase price paid, based on such Limited Partner's Partnership Capital Percentage.

                                      XII

     Net losses and net income shall be allocated as described in Article IX above.

                                     XIII

     The Partnership shall be dissolved on the date on which the General Partner resigns, is removed or is adjudicated a bankrupt unless the Limited Partners elect a successor General Partner by the vote or written consent of a majority of the Partnership Capital Percentage of all Limited Partners.

                                       XIV

     A Limited Partner may, but shall not have the right to, receive property other than cash in return for such Limited Partner's contribution.

                                        XV

     (a) The Limited Partners have the right to vote on the matters described in Section 15507(b) of the California Corporations Code and the Partnership matters listed below. Limited Partners holding a majority of Partnership Capital Percentages of all Limited Partners as a group must vote or consent to take any of the actions listed.

          1.  To amend the Partnership Agreement.

          2.  To consent to the resignation of the General Partner.

          3. If and to the extent permitted by law, to elect, within 90 days after the occurrence of a "Terminating Event", to carry on the business of the Partnership with one or more substitute general partners. A Terminating Event shall mean the resignation, removal, withdrawal or bankruptcy of the General Partner.

          4. To elect a new general partner after the occurrence of a Terminating Event.

          5. To terminate the Partnership (other than by a Terminating Event or at the expiration of its term); provided, however, that such right shall exist only after all capital contributions to the Partnership by the Limited Partners (including all interest or other income earned on temporary investments thereof) have been expended.

          6.  To remove the General Partner.

          7. To approve the sale (by means other than the entering into of one or more license agreements) of all or substantially all of the assets of the Partnership.

          8. To approve the sale of the Partnership interest of the General Partner.

     Dated:   December 30, 1982.

                                        THE GENERAL PARTNER

                                        ALZA Development Corporation


                                        By  /s/ Peter F. Carpenter
                                          ---------------------------------
                                           Peter F. Carpenter, President




                                        THE INITIAL CLASS A LIMITED PARTNER


                                        /s/ Mary M. Roensch
                                          ---------------------------------
                                            Mary M. Roensch


                                   -l2-

                                 SCHEDULE A
                                 -----------

                         MEMBERS OF  THE PARTNERSHIP
                         ----------------------------

                                                          Partnership
                      Name and Place        Capital         Capital
Class                 of Residence        Contribution    Percentage
-----                 --------------      ------------    -----------
General Partner       ALZA Development         $ 10             1%
                        Corporation
                      950 Page Mill Road
                      Palo Alto, CA  94304

Initial Class A       Mary M. Roensch          $990            99%
Limited Partner       2178 Spanishgate Court
                      San Jose, CA  95132


STATE OF CALIFORNIA              )
                                 )  ss.
CITY AND COUNTY OF SAN FRANCISCO )


     On December 30, 1982, before me, Sharon Ryan, a Notary Public in and for said County and State, personally appeared Peter F. Carpenter, known to me to be the President of the corporation that executed the within instrument, known to me to be the person who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the City and County of San Francisco the day and year in this certificate above written.

                                             /s/ Sharon Ryan
                                             -------------------------------
                                             Notary Public
                                             State of California

STATE OF CALIFORNIA                 )
                                    )  ss.
CITY AND COUNTY OF SAN FRANCISCO    )

     On this 30th day of December, 1982, before me, Sharon Ryan, a Notary Public, State of California, duly commissioned and sworn, personally appeared Mary M. Roensch, known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the City and County of San Francisco the day and year in this certificate above written.

                                              /s/ Sharon Ryan
                                              -------------------------------
                                              Notary Public
                                              State of California